UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2010
Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (316) 526-9000
N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) (c) On July 27, 2010, Spirit AeroSystems Holdings, Inc. (the “Company”) appointed Mr. James S. Sharp to serve as the Company’s Vice President, Corporate Controller and Treasurer, succeeding Mr. Hector F. Cortez, the Company’s interim Corporate Controller. Mr. Sharp will also perform the functions of the Company’s principal accounting officer. Mr. Cortez will resume his previous duties as the Company’s Assistant Corporate Controller.
     Mr. Sharp, 46, has been the Facilities Director of Spirit AeroSystems, Inc. (“Spirit”), the Company’s wholly owned subsidiary, since February 2009, performing the duties of the executive in charge of Spirit’s Global Facilities Team. From June 2005 until February 2009, Mr. Sharp served as the Controller of the Company’s Fuselage Systems segment. Prior to transitioning to Spirit in June 2005 as a result of the Company’s acquisition of The Boeing Company’s (“Boeing”) operations in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma, Mr. Sharp was the Business Manager of Boeing’s 737 Assembly Business Unit. Mr. Sharp has served in a variety of key leadership roles in finance and factory operations during his 24 years of service at Boeing and Spirit. Mr. Sharp received his Bachelor of Science in Finance from Southwestern Oklahoma State University and holds a Master’s Degree in Business Administration from Wichita State University.
     Mr. Sharp has not entered into a written employment agreement with the Company. He continues to be an employee-at-will and in connection with his new role with the Company, he will receive an annual salary of $180,000, which salary may be adjusted from time to time based on Mr. Sharp’s and the Company’s performance.
     Mr. Sharp will also be eligible to receive larger awards under the Company’s Short-Term Incentive Plan (the “STIP”) and Long-Term Incentive Plan (the “LTIP”). Under the STIP and LTIP, participants are eligible to receive awards based on a stated percentage of their base salaries. The percentage of Mr. Sharp’s base salary for which he is entitled to receive an award under the STIP (in cash and/or Company common stock) if target performance goals are reached has been increased by 25 percentage points, and the percentage of base salary for which he is entitled to receive an award under the STIP if maximum performance goals are reached has been increased by 50 percentage points. If target performance goals are not reached, Mr. Sharp will only be entitled to incentive compensation (if any) otherwise provided under the STIP and the Company’s policies. The actual amount payable to Mr. Sharp under the STIP will be dependent upon the achievement of performance objectives, which will be substantially the same as the objectives established under the plan for other executive officers of Spirit. Depending on performance, the actual amount payable to Mr. Sharp under the STIP may be less than, greater than or equal to the stated target bonus (and could be zero). The portion of the STIP award that Mr. Sharp receives for 2010 as compensation for serving as Vice President, Corporate Controller and Treasurer will be prorated based on the portion of the year for which he serves in such positions. The percentage of Mr. Sharp’s base salary for which he is entitled to receive an award under the LTIP (in Company common stock) has been increased by 30 percentage points. The award under the LTIP will be subject to the terms and provisions of the LTIP and terms and conditions (including vesting conditions) established by the Company’s board of directors and compensation committee.
     Mr. Sharp will also be entitled to participate in other employee benefit plans, policies, practices and arrangements generally made available to senior executives of Spirit.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Date: August 2, 2010	By:	/s/ Michelle A. Russell
		Name:	Michelle A. Russell
		Title:	Senior Vice President, General Counsel and Secretary

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